                                 UNITED STATES

                      SECURITIES AND EXCHANGE COMMISSION

                            Washington, D.C. 20549


                                   FORM 8-K

               Current Report Pursuant to Section 13 or 15(d) of
                      The Securities Exchange Act of 1934

Date of report (Date of earliest event reported):    January 15, 1999


                          UNIFI COMMUNICATIONS, INC.
            (Exact name of registrant as specified in its charter)

          Delaware               333-25521                 04-3097640
(State or other jurisdiction    (Commission             (I.R.S. Employer
     of incorporation or        File Number)           Identification No.)
        organization)


             900 Chelmsford Street, Lowell, Massachusetts     01851
            (Address of principal executive offices)        (Zip Code)

                                (978) 551-7500
             (Registrant's telephone number, including area code)
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Item 3:   Bankruptcy or Receivership

     On January 15, 1999, UNIFI Communications, Inc. (the "Company") filed a voluntary petition to reorganize under Chapter 11 of the United States Bankruptcy Code. The case has been assigned docket number 99-40302-JFQ and is pending before United States Bankruptcy Judge Queenan in the United States Bankruptcy Court for the District of Massachusetts, Western Division.

     The Company intends to continue business operations during the Chapter 11 proceeding until the earlier to occur of (i) exhaustion of its existing cash resources, including amounts that may be obtained pursuant to a short-term, debtor-in-possession credit facility, or (ii) management's conclusion that, prior to such time, it is not reasonably likely to secure a new long-term capital investment.

     The Company is seeking new equity investment of approximately $25 million. Management believes that any such investment, if obtained, would be provided to a new corporate entity ("New Company") which would then offer to purchase substantially all of the Company's assets. Such New Company would then use such financing to continue to develop and deploy the Company's desktop computer-based facsimile service and certain other new services. It is expected that such New Company would offer to employ the Company's current executive management and certain Company employees, on terms to be negotiated between the provider(s) of such financing and such persons, and that such terms are likely to include significant equity participation in the New Company of the Company's executive management personnel and other Company employees who join such New Company.

     The Company believes that the foregoing plan is in the best interests of the Company's creditors, including without limitation the holders of the Company's 14% Senior Notes due 2004. Management expects that the New Company will offer to purchase the Company's assets, or a substantial portion thereof, at or above the liquidation value of such assets, thereby securing a greater return to the Company's creditors than would be obtained if the Company simply ceased operations and liquidated such assets. Management believes that a precondition to such result is the continued operation by the Company during the Chapter 11 proceeding, in order that the Company may continue development and initial commercial deployment of its desktop computer-based facsimile service and liquidate in an orderly fashion certain assets--namely, customer bases for the Company's and its subsidiaries' FI-Direct and Broadcast services--that the Company believes are no longer economical to operate. In particular, management believes that sales of such customer bases by the Company while it is still operating its telecommunications network and related support services in the ordinary course will result in higher sale prices than could be obtained if the Company or a trustee in bankruptcy sought to sell such assets after termination of the Company's business and network operations. All proceeds to the Company from such customer base sales have been and will be placed into a separate bank account, and not applied by the Company, for disposition in the Company's Chapter 11 proceeding. However, the Company may seek approval of the Bankruptcy Court to apply some or all of such proceeds, and any such proposed sales by the Company of its assets after the date of filing of the Company's Chapter 11 will require the approval of the Bankruptcy Court. The aggregate amount of proceeds from all such sales by the Company and its subsidiaries are not expected to be material.
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     As of the date of filing of the Company's Chapter 11 petition, the Company had approximately $2.8 million in unrestricted cash available to it to support operating losses during the Chapter 11 proceeding. The Company's operations presently require the expenditure of approximately $375,000 per week beyond revenues received by the Company from sales of its services. Management expects that such funds will sustain operations by the Company for approximately six to seven weeks. The Company has obtained access to an additional $1.2 million in secured, short-term debt financing, which the Company may seek to incur in support of continued operations with the approval of the Bankruptcy Court.

     The Company is presently discussing a long-term equity investment with a number of potential investors, but as of the date of this Current Report on Form 8-K has not entered into any agreement or letter of intent with any such party to provide such financing. The Company is also working with a financial advisor, a business consultant and an investment bank to assist the Company in its financing and reorganization efforts. There can be no assurance that the Company will be able to obtain any such new financing prior to exhaustion of its available cash resources (including the proceeds from any short-term secured debt financing) or at all. If the Company is unable to obtain such financing prior to exhaustion of its available cash, on favorable terms or at all, then the Company likely will be required to liquidate under Chapter 11 or Chapter 7 of the Bankruptcy Code. The Company expects that in any event its 14% Senior Notes due 2004 will be de-registered under the Securities Act of 1933, as amended, whereupon the Company will no longer be required to, and will not, file periodic and other reports under the Securities Exchange Act of 1934, as amended.
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Signatures

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Current Report on Form 8-K to be signed on its behalf by the undersigned, thereunto duly authorized.



Date:  January 19, 1999            UNIFI COMMUNICATIONS, INC.


                                   By: /s/ Steve Darrington
                                       --------------------

                                   Title: Executive Vice President and Chief
                                          ----------------------------------
                                          Financial Officer
                                          -----------------